EXHIBIT 99.1

Investor Relations

eOn Communications

800-873-3194

investorrelations@eoncc.com

eOn Communications Announces Acquisition of Majority Interest in Cortelco Shanghai Telecom Equipment Company

ATLANTA (June 1, 2004) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of unified voice, e-mail and Web-based communications systems and software, announced today that it has acquired a controlling interest in Cortelco Shanghai Telecom Equipment Company (“Cortelco Shanghai”), a leading provider of fiber optic transmission equipment, data communications systems, and network management software in China.

Under the terms of the agreement effective today, eOn acquired all of the stock of Cortelco China Corp., a California corporation that owns a 54.14% ownership interest in Cortelco Shanghai, from Cortelco Systems Holding Corporation (“CSHC”). CSHC is a related party of eOn due to David Lee’s significant ownership positions in both entities. CSHC received 157,167 shares of eOn common stock valued at approximately $321,250 based upon the previous 30 days average trading price for eOn shares. It is anticipated that up to an additional 471,501 shares may be issued over the next four fiscal quarters if Cortelco Shanghai attains specified revenue targets.

Liu Yuan, President of Cortelco Shanghai welcomed the new ownership structure by stating, “We are very excited about our strengthened relationship with eOn. We have built our reputation on providing outstanding products and services to our customers, and we look forward to capitalizing on the large and relatively untapped call center market in China with eOn.” Cortelco Shanghai, with total assets of approximately US$10.3 million, generated a profit of approximately US$0.6 million on revenues of $12.2 million during the fiscal year ended December 31, 2003.

“The acquisition will allow eOn to greatly expand its service and support infrastructure in China,” said David S. Lee, Chairman and CEO of eOn. “We believe Cortelco Shanghai will add value to eOn through its knowledge and expertise in the Asian market, as demonstrated by their ability to serve demanding customers such as Shanghai Bell, Shandong Netcom, and Sichuan Telecom. The two companies successfully cooperated in the early 1990’s to provide carrier class equipment throughout Mainland China, and I look forward to similar successes distributing the eQueue product line and supporting our current and future partners.”

eOn intends to file a Form 8-K with the SEC no later than August 13, 2004 that will provide further details of the acquisition and applicable financial statements.

Update on Proposed Acquisition of NeoMecca, Inc.

eOn also announced that the Company has delayed indefinitely any further action on the proposed acquisition of NeoMecca, Inc. NeoMecca has and will continue to play an important role as eOn’s primary reseller of eQueue solutions in the Korean market.

About eOn Communications™

eOn Communications Corporation™ is a leading provider of unified voice, e-mail and Web-based communications systems for customer contact centers and general business applications. eOn helps enterprises communicate more effectively with customers, convert inquiries into sales, and increase customer satisfaction and loyalty. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

About Cortelco Shanghai Telecom Equipment Company

Cortelco Shanghai Telecom was founded in 1993 as a joint venture between Cortelco Systems Holding Corporation and Shanghai Fortune Communication Develop Investment Inc. Cortelco Shanghai Telecom designs, develops, markets and sells telecommunications and data communications equipment to telecommunications carriers across China. The company has a strong history and distinct reputation for delivering advanced technology to the China market. To find out more information about Cortelco Shanghai Telecom, visit their website at www.shketai.com.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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